Exhibit 99.1

Magellan Gold Corporation Announces Completion of

Reverse Split of its Common Stock

FOR IMMEDIATE RELEASE	January 4, 2019

Reno, Nevada – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company”), a U.S. based mining and exploration enterprise focused on silver and gold, announced today the effectiveness of a 1-for-50 reverse split of its common stock. Shares of Magellan common stock will begin trading on a split-adjusted basis on the OTCQB Marketplace at the market open on January 7, 2019.

“The completion of this reverse split marks an important step in the recapitalization we have accomplished over the course of the last year,” said W. Pierce Carson, President and CEO of Magellan. “We believe this reverse split will increase the attractiveness of our stock to investors and ultimately facilitate the raising of additional capital to support our growth plans.”

The Company’s ticker symbol will remain unchanged; however, a “D” will be appended to the existing MAGE ticker symbol (“MAGED”) for a period of 20 business days following the effective date to signify that the reverse split has taken place. In addition, the Company’s common stock has been assigned a new CUSIP number (559078 209) to reflect the reverse split.

Effective as of October 19, 2017, a majority of the Company’s stockholders approved by written consent a proposal authorizing the Company’s board of directors to effect a reverse split of the Company’s outstanding shares of common stock at a ratio of up to 1-for-50. On November 26, 2018, the board of directors approved the reverse stock split at a 1-for-50 split ratio, which was publicly announced previously. On January 3, 2019, the Financial Industry Regulatory Authority (“FINRA”) informed the Company that the reverse split would be effective on January 7, 2019.

As a result of the reverse split, every 50 shares of the Company’s pre-reverse split common stock will be consolidated automatically into one share of common stock. No cash or fractional shares will be issued in connection with the reverse split. Instead, the Company will round up to the next whole share when issuing post-split shares to stockholders. The number of authorized shares of the Company’s common stock, the par value of the Company’s common stock, and rights of the Company’s common stockholders will not be affected by the Reverse Split. Proportional adjustments will be made to shares of the Company’s common stock issuable upon exercise or conversion of the Company’s outstanding warrants and stock options in accordance with their terms.

Additional information regarding the reverse split can be found in the Company’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on September 22, 2017, copies of which are available at www.sec.gov.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals. In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico, and in August 2018 announced acquisition of the nearby El Dorado Gold-Silver Project. Magellan also owns an advanced silver exploration project located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

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The El Dorado Gold-Silver Project consists of a 50-hectare mining concession located 50 kilometers south of the SDA Mill. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades. Drilling in 2010-2011 identified gold-silver resources on two veins that hold promise for underground mining. Following completion of permitting and procurement of financing, the Company intends to initiate mining at a production rate of 100 tonnes per day and to truck the ore to the SDA Mill for processing.

The Silver District Project in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District. The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation
Pierce Carson;	(505) 463-9223
John Power:	(707) 884-3766
Peter Nesveda (INT IR):	+61 4 1235 7375

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